Notice Of Annual Meeting Of Shareholders
                       And 2001 Proxy Statement
                                  Of
                          C/Funds Group, Inc.



Dated:  March 30, 2001


The Annual Meeting of Shareholders of C/Funds Group, Inc. (the "Company"), has been scheduled to be held on Monday, April 23, 2001 at 10:00 a.m., at Caldwell Trust Company, 201 Center Road, Suite Two, Venice, Florida just east of the intersection of Business Bypass 41 and Center Road.

All fund series shareholders are urged to attend the Meeting of Shareholders either in person or by proxy in order to vote their shares on all matters to come before the meeting. Business to be transacted and the purposes of the meeting are:

     a.   Election of directors,
     b.   Ratification of independent auditor selection,
     c.   Ratification of investment advisory contract renewals, and
     d.   Any other business as may properly come before the meeting.

Shareholders of record at the close of business on March 23, 2001, in all fund series are entitled to vote at the meeting. A quorum of all series fund shareholders must be present either in person or by proxy in order to transact corporation business at the meeting. For matters affecting only a single fund series, a quorum of shareholders of the respective fund series must be present in person or by proxy in order to vote on those matters relating only to that particular fund series. The number of shares you are entitled to vote that were shown to be held by you on the record date and name of fund series is printed for your convenience on the enclosed proxy. As of the record date, the total number of shares outstanding for each fund series were:

                                    Outstanding
     Fund                                Shares
     C/Fund                             402,485
     C/Growth Stock                     194,345
     C/Government                        29,939
     C/Community Association Reserve     77,844
     Total                              704,613

In order to hold proxy solicitation costs to a minimum and obtain a quorum to convene the meeting date, your prompt response is earnestly requested. A signed Blue Proxy Form must be received by the Company in time to vote at the meeting on Monday, April 23, 2001, at 10:00 a.m. The most recent Annual Report was mailed to you on March 16, 2001. Additional Annual Reports can be obtained without charge upon request by contacting the Fund at the address and/or phone number listed at the end of this notice.


 The enclosed proxy is solicited on behalf of the Board of Directors. Management recommends a vote For all proposals and requests that you

         Please Sign, Date, And Return The Enclosed Blue Proxy
       By Mail Immediately, Using The Prepaid Envelope Provided.

                               Directors

Nominees for directors to serve for the next year and information about them are listed below. All nominees presently serve as members of the Board of Directors and each served for the last calendar year. Each oversees all of the Company's four fund series. None of the nominees holds any other directorship in any company that has securities registered under Exchange Act Section 12, that is subject to the requirements of Exchange Act Section 15(d), or that is a registered investment companies under the Investment Company Act of 1940.

Two of the five director nominees are deemed "interested" directors, as defined by regulations. These are Mr. Caldwell, who is President and director of the Company, and Ms. Pecheux, his sister.

Director Nominee Personal and Professional Information

                       Non-Interested Directors
                                  Term of
                                  Office
                                  and
Name, Address         Position(s) Time
and Age               with Fund   Served  Occupation

William L. Donovan,   Director,   One     Retired. Investments & Real
82                    Board       Year,   Estate; Former VP Gately
627 Padget Court      Chairman    Since   Shoppes, Inc., Gross Pointe,
Venice, FL 34293                  1984    MI.

D. Bruce Chittock,    Director    One     Retired. Industrial Engineer,
66                                Year,   Equipment for Industry, Inc.,
19625 Cats Den Road               Since   Cleveland, OH.
Chagrin Falls, OH                 1998
44023

Emmett  V. Weber,     Director    One     Retired. Captain, USAir Group,
69                                Year,   Inc., Pittsburgh, PA.
3411 Bayou Sound                  Since
Longboat Key, FL                  1993
34228


                     Interested Directors (1)(2)
                                  Term of
                                  Office
                                  and
Name, Address,        Position(s) Time
and Age               with Fund   Served  Occupation

R. G. "Kelly"         Director,   One     President, C/Funds Group, Inc.;
Caldwell, Jr., 34     President   Year,   President, Omnivest Research
3320 Hardee Drive                 Since   Corp.; President, Trust
Venice, FL  34929                 1998    Companies of America, Inc.; Vice
                                          President, Secretary and
                                          Treasurer, Caldwell Trust
                                          Company, Venice, FL

Deborah C. Pecheux    Director    One     Vice President, CareVu Corp.,
44                                Year,   Houston, TX; Former Sr. Project
1911 Oakhurst Pkwy.               Since   Engineer, Ferranti Intl.,
Sugarland, TX 77479               1992    Houston, TX.

(1) Interested persons as defined under the Investment Company Act of 1940.
(2) Mr. Caldwell and Ms. Pecheux are brother and sister.

Director Nominee Compensation

Interested directors receive no compensation from the Company. Any compensation paid to members of the Caldwell Family comes from Trust Companies of America, Inc. (the 100% owner of Omnivest Research Corporation, the Company's investment adviser), or one or more of its subsidiaries. Non-Interested directors receive compensation from the
Company  at  the  rate of $5,000 as an annual retainer  plus  $100  per meeting attended. Four meetings were held in 2000 and all directors attended all meetings. The Company has no retirement plan. Non-interested directors received the following compensation in calendar year 2000.

Non-Interested Director  Compensation
William L. Donovan          $5,400.00
D. Bruce Chittock           $5,400.00
Emmett V. Weber             $5,400.00


                         Directors (continued)

Director Nominee Beneficial Interests

The Company does not offer ownership that is equity security based. It offers open-end fund series shares to the public only. Following is information regarding the beneficial ownership position of director nominees in fund series shares as of the record date.

                                                                % of
Director                     Fund           Shares       Fund Series
William L. Donovan           C/Fund                 765       0.190%
D. Bruce Chittock            C/Fund               4,626       1.150%
                             C/Growth Stock Fund  2,017       1.038%
Emmett V. Weber              C/Fund                 916       0.228%
Deborah C. Pecheux           C/Fund               2,483       0.618%
                             C/Growth Stock Fund    778       0.401%
R. G. "Kelly" Caldwell, Jr.  C/Fund                 608       0.151%
                             C/Growth Stock Fund    714       0.368%

The Caldwell Family, directly or beneficially, owns a controlling interest in Trust Companies of America, Inc., which owns 100% of Omnivest Research Corporation, the Company's investment advisor. TCA shares consists of two classes, 10 Vote and 1 Vote shares. Following is information regarding the beneficial ownership position of non-interested directors in TCA shares as of the record date.

Non-Interested      Owner and Relationship                       % of
Director            to Director              Class     Value    Class

William L. Donovan  Self                     1 Vote   69,824   0.923%
                    Mildred Donovan, Spouse  1 Vote   58,947   0.779%
D. Bruce Chittock   Self                     1 Vote  111,718   1.477%
Emmett V. Weber     Self                     1 Vote  182,617   2.414%

                         Independent Auditors

The Board of Directors, including all non-interested directors, recommends the CPA firm of Gregory, Sharer & Stuart to serve as independent accountants for the Company for the fiscal year ending December 31, 2001. This firm acted as auditors for the Company for the fiscal year ended December 31, 2000. Gregory, Sharer & Stuart was selected based upon the skill and expertise of the firm.

                          Investment Advisor

The Company's Investment Advisor is Omnivest Research Corporation ("ORC"), a Florida corporation located at 201 Center Road, Suite Two, Venice, Florida 34292. From inception through July, 1995, ORC was wholly owned by Roland Caldwell and his Family. In July 1995, control of ORC was transferred to Trust Companies of America, Inc., a private Florida corporation that remains under the voting control of Roland Caldwell and his Family. R. G. "Kelly" Caldwell, Jr. serves as President for both ORC and the Company. ORC has been under contract as the Company's investment advisor since inception.

The investment advisory contracts between ORC and each of the Company's fund series have terms of one year running from May 1 through the following April 30. Under these contracts, ORC receives a fee for management of each fund series calculated and paid pro-rata monthly as a percent of daily net assets of each fund, those rates being 1% for C/Fund and C/Growth Stock Fund and 0.5% for C/Government Fund and C/Community Association Reserve Fund. These contracts are approved as required by the Board of Directors and are terminable upon 30 days written notice, one party to the other. During the last calendar year, the fees paid to ORC for such services totaled $147,775. In addition to providing all administrative services to the funds, ORC also provides staff, office space, and the principal office for the conduct of business.

The Board of Directors recommends renewal of the investment advisory contract with Omnivest Research Corporation for the following reasons:
(1) the advisor has had an excellent performance record over this period relative to the low risks taken; (2) the principals are individuals of high integrity and trust; (3) fees charged are fair by comparison with money management fees charged for similar size individually managed portfolios; (4) the Board is of the opinion that it would be uneconomic to operate the Company without the low administration and accounting costs achieved as a result of the affiliation with the TCA family of support service providers; and (5) marketing funds in the Sarasota County area would be impaired absent the association.

                           Other Information

Committees

The Board of Directors has a standing Audit Committee. The members of this Committee provide the Company's independent auditors with access to information regarding the Funds and their operations outside of the auspices of Management. Not less than annually, the Committee members meet with those auditors on a formal basis. On an ongoing basis, they are available to the auditors for any access needed or requested. Monthly, the members receive reports of Fund holdings and brokerage transactions for review. At each Board meeting, normally four per year, they review the Funds' financial reports. Annually, they provide a report of their findings and assessments at the Annual Meeting of Shareholder. The members are Mr. D. Bruce Chittock and Ms. Deborah C. Pecheux.

Other Contracts

Since February 17, 1987, C/Data Systems and its predecessors have leased "C/MFAS," its computer software for mutual funds under contract to the Company. Terms of the contract currently requires payment to C/Data Systems of a monthly lease in the amount of $500, which contract is cancelable by the Company at anytime on 30 days written notice. C/Data Systems became an operating division of Trust Companies of America, Inc., in July 1995.

Brokerage Allocations

The Company's policy is to allocate brokerage business to the best advantage and benefit of its shareholders. The President of C/Funds Group, Inc. and its Investment Advisor are responsible for directing all transactions through brokerage firms of its choice. All securities transactions are made so as to obtain the most efficient execution at the lowest transaction cost.

At the end of 1999, the Company began using a direct electronic link to an institutional broker that charges $.03 per share for most equity trades and that does not provide the Company with research services. In 2000, approximately 97% of all brokerage dollars were paid to that institutional broker, Robinson-Humphrey, with the remainder paid to Lynch, Jones and Ryan. Total commissions paid by the Company in the last calendar year aggregated $13,067.90.

Previous Year's Shareholders Meeting Results

The last Annual Meeting of Shareholders of all fund series took place on April 28, 2000, at Caldwell Trust Company, Venice, Florida and at that meeting the shareholders approved and ratified the (1) election of directors, (2) appointment of Gregory, Sharer and Stuart, CPA as auditors, and (3) renewal of all investment advisor contracts for all series with Omnivest Research Corporation for the next year. The results by series are tabulated below:

                                       Shares      Shares   % Shares
Series                            Outstanding   Voted For  Voted For

C/Fund(1)                             389,313    245,193      62.98%
C/Growth Stock(2)                     219,550    145,830      66.42%
C/Government(3)                       920,292    492,470      53.51%
C/Community Association Reserve(4)     84,271     48,766      57.87%
Total                               1,613,426    932,259      57.78%

           (1) Not Voted: 34.20%.  Abstained: 1.41%.  Against: 1.41%.
           (2) Not Voted: 32.94%.  Abstained: 0.6%.
           (3) Not Voted: 39.51%.  Abstained: 6.98%.
           (4) Not Voted: 42.13%.


Signed:



Lyn B. Braswell
Secretary



                          C/Funds Group, Inc.
                             P. O. Box 622
                        Venice, FL  34284-0622
                             941-488-6772
                             800-338-9477